Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, and 333-64494) on Forms S-8 of Bed Bath & Beyond Inc. of our report dated March 27, 2003, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 1, 2003 and March 2, 2002, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended March 1, 2003, which report is incorporated by reference in the March 1, 2003 annual report on Form 10-K of Bed Bath & Beyond Inc.

/s/ KPMG LLP
New York, New York
May 29, 2003